Rule 424(b)(5)

Registration Statement

No. 333-224669

The information in this preliminary Pricing Supplement is not complete and may be changed. Neither this preliminary Pricing Supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT NO. 3

Dated December 7, 2020

To Prospectus Dated May 10, 2018 (the “Prospectus”)

WASHINGTON GAS LIGHT COMPANY

MEDIUM-TERM NOTES, SERIES L

DUE ONE YEAR OR MORE FROM DATE OF ISSUE

Principal Amount: $

☒ Fixed Rate Note	☐ Floating Rate Note

☒ Book Entry Note	☐ Certificated Note

Issue Price (as a percentage of principal amount):	% plus accrued interest from and including September 15, 2020 to, but excluding, the Original Issue Date (the total amount of accrued interest on the Original Issue Date will be $ )

Net Proceeds (before transaction expenses) to Issuer:	$ , which amount does not include the amount of accrued interest that must be paid by the purchasers of the notes

Original Issue Date:	December , 2020 (T + 3)

Maturity Date:	September 15, 2049

CUSIP:	93884P DY3

Redemption:

☒ Optional Redemption:

Type:	☒	Make-whole redemption at any time prior to March 15, 2049
Make-Whole Call Premium: + 25 bps

	☐	Other Redemption
Initial Redemption Price:
Initial Redemption Date:
Percentage amount by which Initial Redemption Price
decreases each year:

☒  Other Redemption

Type: Par Call at any time on or after March 15, 2049

Redemption price: 100% of Principal

Redemption dates: Each payment date beginning March 15, 2049

Applicable Only to Fixed Rate Notes:

Interest Rate: 3.65%

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First Interest Payment Date: March 15, 2021. Because these notes form a part of the same series of notes that were originally issued on September 13, 2019, investors who purchase these notes will be required to pay, in addition to the Issue Price of the notes set forth above, an amount equal to the interest that has accrued on the notes from and including September 15, 2020 to, but excluding, the Original Issue Date set forth above.

Interest Payment Dates: March 15 and September 15 of each year

Applicable Only to Floating Rate Notes:

Base Rate:	Maximum Interest Rate:
☐ Commercial Paper Rate	Minimum Interest Rate:
☐ Prime Rate	Interest Reset Dates:
☐ Federal Funds Effective Rate	Interest Reset Period:
☐ EURIBOR	Interest Payment Dates:
☐ LIBOR	Interest Payment Dates:
☐ Treasury Rate	Interest Payment Period:
☐ Other Rate	Interest Determination Dates:

Initial Interest Rate:
Index Maturity:
Spread (plus or minus):
Spread Multiplier:

This Pricing Supplement relates to the additional issuance and sale by Washington Gas Light Company (“we”, “us”, or “our”) of the 3.65% Medium-Term Notes, Series L, due September 15, 2049 (“notes”), described herein through Truist Securities, Inc., Wells Fargo Securities, LLC,                  and                  as agents (the “Agents”). As of the date of this Pricing Supplement, there is $300,000,000 in aggregate principal amount of the notes of this tranche outstanding, not including the notes offered pursuant to this Pricing Supplement. The terms of the notes offered hereby, other than their Original Issue Date, initial interest accrual date, first interest payment date and Issue Price, will be identical to the terms of and will be part of the same tranche as the previously issued notes. The notes will have the same CUSIP number as the previously issued notes and will trade interchangeably with such previously issued notes immediately upon settlement. Upon consummation of this offering, the aggregate principal amount outstanding of our 3.65% Medium-Term Notes, Series L, due September 15, 2049, including the notes offered hereby, will be $            .

Use of Proceeds

Net proceeds from the sale of these notes will be used by Washington Gas Light Company primarily for general corporate purposes, including the retirement of short-term debt, which may include all or a portion of notes outstanding under our commercial paper program, capital expenditures (including accelerated pipe replacement activities), acquisition of property and working capital. As of December 4, 2020, an aggregate amount of approximately $365 million was outstanding under our commercial paper program, with a weighted average interest rate of 0.29% and a weighted average maturity of 28 days.

Interest Rate

General

A glossary is provided at the end of this Pricing Supplement which defines the capitalized words used in the following discussion about the interest rates payable and optional redemption provisions on these notes. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Fixed Rate Notes

The interest rate on the notes will be fixed, and interest on the notes offered hereby will accrue from September 15, 2020. Interest will be paid March 15 and September 15, and upon maturity, redemption or repurchase. The record dates for such notes will be March 1 (for interest to be paid on March 15) and September 1 (for interest to be paid on September 15).

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Interest payments will be the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes, to, but excluding, each March 15 and September 15. Interest will be computed using a 360-day year of twelve 30-day months. If any interest payment date, redemption date, or the maturity date of the notes falls on a day that is not a Business Day, any principal, premium, or interest payments will be made on the next succeeding Business Day, and no interest will accrue on the amount payable for the period from and after the interest payment date, redemption date, or the maturity date, as the case may be.

Optional Redemption

The notes will not be subject to any sinking fund. Prior to March 15, 2049, the notes may be redeemed at our option on any date or dates, in whole or from time to time in part, at a redemption price, to be calculated by us, which may be determined as the greater of (i) 100% of the principal of such notes; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points (the “Make-Whole Call Premium”), plus, in either such case, accrued and unpaid interest on the principal of such notes to, but excluding, the date of redemption.

At any time on and after March 15, 2049, the notes may be redeemed at our option on any date or dates, in whole or from time to time in part, at 100% of the principal of such notes, plus accrued and unpaid interest on the principal of such notes to, but excluding, the date of redemption.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

Notes may be redeemed in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, upon no more than 60 and not less than 30 days prior notice to the note holder. If we do not redeem all the notes at one time, the Trustee will select the notes to be redeemed by such method as the Trustee deems fair and appropriate (or, in the case of global notes, in accordance with the depositary’s applicable policies and procedures); provided that the unredeemed portion of any note must be an authorized denomination. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Glossary

Set forth below are definitions of some of the terms used in this Pricing Supplement:

“BUSINESS DAY” means any day other than a Saturday or Sunday that is not a day on which banking institutions in Washington, D.C., or in New York, New York, are authorized or obligated by law or executive order to be closed.

“COMPARABLE TREASURY ISSUE” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“COMPARABLE TREASURY PRICE” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than three of such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

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“INDEPENDENT INVESTMENT BANKER” means one of the Reference Treasury Dealers appointed by us.

“REFERENCE TREASURY DEALER” means each of three primary U.S. Government securities dealers selected by us at our discretion; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“REFERENCE TREASURY DEALER QUOTATIONS” means, with respect to each Reference Treasury Dealer and any redemption date applicable to the note, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such redemption date.

“TREASURY RATE” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“TRUSTEE” means The Bank of New York Mellon (formerly known as The Bank of New York).

Incorporation by Reference

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we have filed with the SEC into this Pricing Supplement and the accompanying prospectus. This means that we can disclose important information to you without actually including the specific information in this Pricing Supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this Pricing Supplement. Information that we later provide to the SEC, after the date of this Pricing Supplement and before the date that the offering of the notes by means of this Pricing Supplement and the accompanying prospectus is terminated, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may supersede information in this Pricing Supplement and the accompanying prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or 7.01 on any current report on Form 8-K, unless specifically stated otherwise), including all such documents we may file with the SEC, until the offering under this Pricing Supplement and the accompanying prospectus is terminated:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2019;

•	our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•	our current report on Form 8-K filed on December 2, 2020.

These reports contain important information about us, our financial condition and our results of operations. You should rely only on the information incorporated by reference or provided in this Pricing Supplement and the accompanying prospectus and in any free writing prospectus authorized by us. We have not, and the Agents have not, authorized anyone else to provide you with any information that is different. You should not assume that the information in this Pricing Supplement or any information incorporated by reference in this Pricing Supplement, the accompanying prospectus or any free writing prospectus authorized by us is accurate as of any date other than the date on the front of each document.

Plan of Distribution

The notes will be offered pursuant to the terms of (i) the Distribution Agreement, dated January 8, 2019, between us and Truist Securities, Inc. (formerly known as BB&T Capital Markets, a division of BB&T Securities, LLC), as

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supplemented by the Agent Accession Letter, dated September 10, 2019, among us and MUFG Securities Americas Inc., TD Securities (USA) LLC, CIBC World Markets Corp., RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and The Williams Capital Group, L.P., and the Agent Accession Letter, dated December 7, 2020, between us, Wells Fargo Securities, LLC,                  and                  (as supplemented, the “Distribution Agreement”) and (ii) the Terms Agreement, to be dated December    , 2020, between us and Truist Securities, Inc. and Wells Fargo Securities, LLC, as representatives of the Agents (the “Terms Agreement,” and together with the Distribution Agreement, the “Agreements”). Pursuant to the Agreements, the Agents have agreed to use their reasonable best efforts to solicit purchases of the notes on our behalf. We will pay the Agents a total commission equal to    % of the principal amount of notes sold through the Agents.

Each Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each Agent may be required to make in respect thereof.

Some or all of the Agents and certain of their affiliates have engaged and may in the future engage in transactions with and perform services for us and our affiliates in the ordinary course of business for which they have received and may in the future receive fee and expenses. Affiliates of certain of the Agents are lenders under our credit facilities.

We expect delivery of the notes will be made against payment therefor on or about December    , 2020, which is the third business day following the pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing will be required by virtue of the fact that the notes will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Conflicts of Interest

Certain of the Agents or their affiliates may hold a portion of our commercial paper that we may repay using the net proceeds of this offering. In such event, it is possible that one or more of the Agents or their affiliates could receive at least 5% of the net proceeds of this offering, and in that case such Agent would be deemed to have a conflict of interest under Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA”). In the event of any such conflict of interest, such Agent would be required to conduct the distribution of the notes in accordance with FINRA Rule 5121.

Notices to Investors

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This Pricing Supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This Pricing Supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.

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Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this Pricing Supplement and the accompanying prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This Pricing Supplement and the accompanying prospectus must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this Pricing Supplement and the accompanying prospectus relate is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Pricing Supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Agents are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each agent has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

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Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the notes in Taiwan.

Notice to Prospective Investors in Switzerland

This Pricing Supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Pricing Supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this Pricing Supplement, the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Singapore

This Pricing Supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Pricing Supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

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Singapore SFA Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Experts

The financial statements for each of the two years in the period ended September 30, 2018, and the related financial statement schedule, incorporated in this Pricing Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as amended by the Current Report on Form 8-K dated December 1, 2020, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the effects of the change in accounting principle for calculating the market-related value of assets used in the determination of net periodic pension and other post-retirement benefit plan costs). The financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements and the related financial statement schedule as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and three months ended December 31, 2018, incorporated in this Pricing Supplement by reference from Washington Gas Light Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as adjusted by the Current Report on Form 8-K dated December 1, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Supplemental Discussion of Material U.S. Federal Income Tax Consequences

This section supplements the discussion under “Material United States Federal Income Tax Consequences” in the accompanying prospectus, and should be read together with such discussion. It applies only to holders of the notes who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement.

Qualified Reopening of the Notes. Debt instruments issued as part of the “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments. For U.S. federal income tax purposes, we intend to treat the issuance of the notes as a “qualified reopening” of the previously issued notes. Therefore, the notes are intended to be treated as being fungible with the previously issued notes for U.S. federal income tax purposes and will be treated as part of the same issue as the previously issued notes and will have the same “issue date” and “issue price” as the previously issued notes.

Taxation of Interest. A portion of the purchase price paid for the notes offered hereby will be attributable to the amount of stated interest accrued prior to the date the note is purchased (“pre-issuance accrued interest”). We intend to take the position that, to the extent a portion of a United States Holder’s purchase price is attributable to pre-issuance accrued interest, a portion of the first stated interest payment equal to the amount of such pre-issuance accrued interest will be treated as a nontaxable return of such pre-issuance accrued interest to the United States Holder. Amounts treated as a nontaxable return of pre-issuance accrued interest should reduce a United States Holder’s adjusted tax basis in the notes offered hereby by a corresponding amount. Prospective purchasers of the notes offered hereby should consult their tax advisors with respect to the tax treatment of pre-issuance accrued interest.

Foreign Account Tax Compliance Act. Under the applicable final Treasury regulations dated December 30, 2016, withholding under the Foreign Account Tax Compliance Act (“FATCA”) generally would apply to payments of gross proceeds from the sale or other disposition of a note only on or after January 1, 2019. However, proposed regulations eliminate the requirement under FATCA to withhold from the gross proceeds of the disposition of notes, and may be relied upon pending their finalization. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in the notes.

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Legal Opinions

Certain legal matters in connection with the legality of the notes offered hereby will be passed upon for us by Morrison & Foerster LLP, Washington, D.C. Certain legal matters in connection with the notes will be passed upon for the Agents by Hunton Andrews Kurth LLP, New York, New York. Hunton Andrews Kurth LLP has from time to time performed and may perform legal services for us.

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PROSPECTUS

$725,000,000

Washington Gas Light Company

Medium-Term Notes, Series L

Washington Gas Light Company may, from time to time, offer Medium-Term Notes, Series L (the “notes”). This prospectus describes the general terms of the notes and the general manner in which we will offer the notes. The specific terms for each note that are not set forth in this prospectus will be included in a prospectus supplement and/or pricing supplement (as the case may be, a “pricing supplement”). We urge you to read this prospectus carefully, as well as the applicable pricing supplement, which will describe the specific terms of the offering, before you make your investment decision. If all the notes are sold, we expect to receive between $719,562,500 and $723,912,500 of the proceeds, after paying the Agents’ (as defined below) commissions of between $1,087,500 and $5,437,500 and before deducting expenses payable by us. Some or all of the following terms will apply to the notes:

•	Unsecured debt

•	Maturity one year or more from date of issue

•	Priced at 100% of face value, unless otherwise specified

•	Fixed or floating interest rate. The floating interest rate formula may be based on:

• Commercial paper rate	• EURIBOR

• Prime rate	• LIBOR

• Federal funds effective rate	• Treasury rate

• Another interest rate index

•	Book-entry form, unless otherwise specified

•	May be subject to early redemption and repayment at our or the holder’s option, or both

•	Interest paid on fixed rate notes on March 15 and September 15, unless otherwise specified

•	Interest paid on floating rate notes monthly, quarterly, semi-annually or annually

•	Currency of U.S. dollars and minimum denominations of $1,000 and any integral multiple of $1,000 in excess thereof, unless otherwise specified

We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system.

INVESTING IN THE NOTES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are offering the notes on a continuous basis. We expect to enter into a distribution agreement with one or more agents (the “Agents”), to act as our agents in the solicitation of offers to purchase the notes. We may also agree with the Agents that the Agents will use reasonable best efforts to solicit purchases of the notes on our behalf. We may sell notes directly to investors on our own behalf. In addition, we may accept (but not solicit) offers from additional agents for the sale of particular notes. Such additional agents will be named in the applicable pricing supplement.

The date of this prospectus is May 10, 2018.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. You should read the entire prospectus, including the matters set forth under “Risk Factors” and the financial data and related notes included or incorporated by reference in this prospectus and the applicable pricing supplement, before making an investment decision.

As used in this prospectus, “we,” “us,” “our” and “Washington Gas” mean Washington Gas Light Company and not any of its subsidiaries or WGL Holdings, Inc. (“WGL Holdings”).

We have filed with the Securities and Exchange Commission (the “SEC”) a “shelf” registration statement on Form S-3, including exhibits, schedules and amendments filed with the registration statement, of which this prospectus is a part, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to one or more offerings of the notes described in this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to our company and the notes that may be offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and, where the contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. A copy of the registration statement and the documents incorporated by reference therein may be inspected or obtained from us at the telephone number and address set forth in “Where You Can Find More Information” below.

You should read this prospectus, any pricing supplement to this prospectus, any documents that we incorporate by reference in this prospectus and any pricing supplement and the additional information described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any pricing supplement, which may add, update or change information contained in this prospectus. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted.

Neither the delivery of this prospectus nor any offering hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof. You should not assume that the information in this prospectus, any pricing supplement or any documents we incorporate by reference in this prospectus and any pricing supplement is accurate as of any date other than the date on the front of those documents or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

About Washington Gas

Washington Gas is a regulated public utility that sells and delivers natural gas to retail customers in accordance with tariffs approved by regulatory commissions in the District of Columbia and adjoining areas in Maryland, Virginia and several cities and towns in the northern Shenandoah Valley of Virginia. Washington Gas has been engaged in the natural gas distribution business since its incorporation by an Act of Congress in 1848. Washington Gas has been a Virginia corporation since 1953 and a corporation of the District of Columbia since 1957. As of March 31, 2018, we had an average of approximately 1.2 million active customer meters. During the six-month periods ended March 31, 2018 and 2017, Washington Gas reported operating revenues of approximately $909.5 million and $809.0 million, respectively. For the fiscal years ended September 30, 2017, 2016 and 2015, Washington Gas reported operating revenues of $1.2 billion, $1.1 billion and $1.3 billion, respectively. Washington Gas is a subsidiary of WGL Holdings, a holding company established in 2000.

Our principal executive offices are located at 101 Constitution Avenue, N.W., Washington, D.C. 20080, and our telephone number is (703) 750-4440.

Summary of the Offering

The following is a brief summary of the terms of each offering of the notes and is not intended to be a complete description. It may not contain all the information that may be important to you. The pricing supplement for each offering of the notes will contain the specific information and terms for that offering. For a more complete description of the terms of the notes, please refer to the section of this prospectus entitled “Description of the Notes” and the applicable pricing supplement.

Issuer	Washington Gas Light Company. The notes are not obligations of, nor guaranteed by, WGL Holdings.

Notes Offered	We will issue up to $725,000,000 aggregate principal amount of fixed or floating rate unsecured notes.

Interest Payment Dates	Interest will be paid on fixed rate notes on March 15 and September 15 of each year, unless otherwise specified. Interest will be paid on floating rate notes either monthly, quarterly, semi-annually or annually.

Use of Proceeds	We expect to use the net proceeds from the sale of these notes for four primary purposes:

•   for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements and retirement of short-term debt;

•   the refunding of maturing long-term debt; and

•   the reimbursement of funds expended for any of those purposes.

Until the net proceeds from the sale of these notes have been used, we may invest such net proceeds temporarily in interest-bearing obligations. See “Use of Proceeds.”

Optional Redemption	If so stated in a pricing supplement, we may elect to redeem some or all of the notes from time to time prior to the stated maturity. This is sometimes known as a “call option.” At our option, and as described in the applicable pricing supplement, any such redemption could be based on a “make-whole” provision or as otherwise specified in the applicable pricing supplement. See “Description of the Notes—Optional Redemption.”

Put Option, Repayment Option	As described in the applicable pricing supplement, we may from time to time sell notes which include provisions giving holders the right to cause us to repurchase the notes prior to their stated maturity date. This is sometimes known as a “put option” or a “repayment option.” See “Description of the Notes—Early Repayment” and “Description of the Notes—Book-Entry Notes—Method of Repayment.”

Ranking	The notes will be unsecured and will rank equally with all of our unsecured and non-subordinated indebtedness, unless the notes are themselves subordinated. As of the date of this prospectus, no secured bonds were outstanding under our Mortgage and Deed of Trust, dated January 1, 1933.

Sinking Fund	The notes will not be subject to any sinking fund.

Trustee	The Bank of New York Mellon.

Risk Factors	An investment in the notes involves risks. See “Risk Factors” on page 3 of this prospectus.

RISK FACTORS

Investing in the notes involves risks. Before making a decision to invest in the notes, in addition to the other information contained in this prospectus and any accompanying pricing supplement, you should carefully consider the information included in, or incorporated by reference into, this prospectus, including the “Risk Factors” described in Item 1A. of our most recent annual report on Form 10-K for the fiscal year ended September 30, 2017, filed on November 22, 2017, and our quarterly reports on Form 10-Q, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

There may be no public market for the notes.

We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. We can give no assurance that any market will develop for trading of the notes, or, if such a market does develop, the liquidity of any such market. We also cannot provide any assurance of the ability of any investor to sell any of the notes or the price at which investors may be able to sell them. If a market for trading the notes does not develop, investors may be unable to resell the notes. If a market for trading the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to readily liquidate their investment, and lenders may not readily accept the notes as collateral for loans.

Redemption may adversely affect your return on the notes.

If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, choose to redeem your notes at times when prevailing interest rates may be relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of your notes being redeemed.

Notes indexed to interest rate or other indices or formulas may have risks not associated with a conventional debt security.

If you invest in notes indexed to one or more interest rates or other indices or formulas, you will be subject to significant risks not associated with a conventional fixed rate or floating rate debt security. These risks include fluctuation of the particular indices or formulas and the possibility that you will receive a lower, or no, amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the notes contains a multiplier or leverage factor, the effect of any change in the particular index or formula will be magnified. In recent years, values of certain indices and formulas have been volatile and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

In considering whether to purchase indexed notes, you should be aware that the calculation of amounts payable on indexed notes may involve reference to prices that are published solely by third parties or entities which are not regulated by the laws of the United States.

The risk of loss as a result of linking principal or interest payments on indexed notes to an index and to the underlying assets can be substantial. You should consult your own financial and legal advisors as to the risks of an investment in indexed notes.

Uncertainty relating to the LIBOR calculation method and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes to the extent they are floating rate notes based on LIBOR.

The notes may bear interest at a rate based on LIBOR. On July 27, 2017, the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR rates after 2021. As a result, LIBOR may be discontinued by 2021. In addition, actions by the FCA, other regulators or law enforcement agencies may result in changes to the method by which LIBOR is calculated. At this time, it is not possible to predict the effect of any such discontinuation, changes or any other reforms to LIBOR that may be enacted in the United Kingdom or elsewhere. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the notes to the extent they are floating rate notes based on LIBOR.

FORWARD-LOOKING STATEMENTS

Certain matters discussed or incorporated by reference in this prospectus, excluding historical information, include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the outlook for earnings, dividends, revenues and other future financial business performance, strategies, financing plans, the proposed acquisition of WGL Holdings by AltaGas Ltd. (“AltaGas”) and other expectations. Forward-looking statements are typically identified by words such as, but not limited to, “estimates,” “expects,” “anticipates,” “intends,” “believes,” “plans” and similar expressions, or future or conditional terms such as “will,” “should,” “would” and “could.” Although we believe such forward-looking statements are based on reasonable assumptions, they cannot give assurance that every objective will be achieved. Forward-looking statements speak only as of the date of this prospectus, and we assume no duty to update them. Factors that could cause actual results to differ materially from forward-looking statements or historical performance include those discussed in “Risk Factors” in Item 1A. in our most recent annual report on Form 10-K for the fiscal year ended September 30, 2017, filed on November 22, 2017, and our quarterly reports on Form 10-Q, as the same may be updated from time to time by our future filings under the Exchange Act. The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•

the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement and Plan of Merger (the “Merger Agreement”), among WGL Holdings, AltaGas and Wrangler, Inc.;

•	the inability of WGL Holdings or AltaGas to satisfy conditions to the closing of the merger;

•

the required regulatory approvals for the merger may not be received, may not be received in a timely manner, or may be received subject to imposed conditions or restrictions that cause a failure of a closing condition to the merger or that could have a detrimental impact on the combined company following completion of the merger;

•	the effect of the consummation of the merger on our ability to retain customers and retain and hire key personnel;

•	the effect of the consummation of the merger on our ability to maintain relationships with our suppliers;

•	potential litigation in connection with the merger;

•	the incurrence of significant costs for advisory services in connection with the merger;

•

the impact of the terms and conditions of the Merger Agreement on WGL Holdings’ interim operations and its ability to make significant changes to its business or pursue otherwise attractive business opportunities without the consent of AltaGas;

•

the level and rate at which we incur costs and expenses, and the extent to which we are allowed to recover from customers, through the regulatory process, such costs and expenses relating to constructing, operating and maintaining our distribution system;

•	the availability of natural gas and electricity supply, interstate pipeline transportation and storage capacity;

•

the outcome of new and existing matters before courts, regulators, government agencies or arbitrators, including those relating to construction of the Constitution Pipeline, disputes relating to WGL Holdings’ purchase of natural gas under the Antero Resources Corporation gas supply contracts, and the August 2016 explosion and fire at an apartment complex in Silver Spring, Maryland;

•

factors beyond our control that affect the ability of natural gas producers, pipeline gatherers and natural gas processors to deliver natural gas into interstate pipelines for delivery to the entrance points of our distribution system;

•	security breaches of our information technology infrastructure, including cyber-attacks and cyber-terrorism;

•

leaks, mechanical problems, incidents or other operational issues in our natural gas distribution system, including the effectiveness of our efforts to mitigate the effects of receiving low-HHC natural gas;

•	changes and developments in economic, competitive, political and regulatory conditions;

•	unusual weather conditions and changes in natural gas consumption patterns;

•	changes in energy commodity market conditions, including the relative prices of alternative forms of energy such as electricity, fuel oil and propane;

•	changes in the value of derivative contracts and the availability of suitable derivative counterparties;

•	changes in our credit ratings, disruptions in credit market and equity capital market conditions or other factors that may affect our access to and cost of capital;

•	factors affecting the timing of construction and the effective operation of pipelines in which we have invested;

•	the credit-worthiness of customers; suppliers and derivatives counterparties;

•

changes in laws and regulations, including tax, environmental, pipeline integrity and employment laws and regulations, including the competitiveness of WGL Energy Systems, Inc. in securing future assets to continue its growth following the extension and enactment of federal laws relating to investment tax credits and bonus depreciation;

•	legislative, regulatory and judicial mandates or decisions affecting our business operations, including interpretations of the legislation commonly referred to as the Tax Cuts and Jobs Act;

•	the timing and success of business and product development efforts and technological improvements;

•	the level of demand from government agencies and the private sector for commercial energy systems, and delays in federal government budget appropriations;

•	the pace of deregulation of energy markets and the availability of other competitive alternatives to our products and services;

•	changes in accounting principles;

•	our ability to manage the outsourcing of several business processes;

•	strikes or work stoppages by unionized employees;

•	acts of nature and catastrophic events, including terrorist acts; and

•	decisions made by management and co-investors in non-controlled investees.

The outcome of negotiations and discussions that we may hold with other parties from time to time regarding utility and energy-related investments and strategic transactions that are both recurring and non-recurring may also affect future performance. All such factors are difficult to predict accurately and are generally beyond our direct control. Accordingly, while we believe that the assumptions are reasonable, we cannot ensure that all expectations and objectives will be realized. Readers are urged to use care and consider the risks, uncertainties and other factors that could affect our business operations.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. We file annual, quarterly and current reports, information statements and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Upon written or oral request, we will provide copies of the foregoing reports without cost to each person, including any beneficial owner, to whom a prospectus is delivered. You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Washington Gas Light Company

Investor Relations

101 Constitution Avenue, N.W.

Washington, D.C. 20080

(202) 624-6129

We also make available free of charge on our Internet website at http://www.wglholdings.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, our information statements on Schedule 14C, any amendments to those reports and other information filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on, or accessible from, our website is not, and shall not be deemed to be, a part of this prospectus or incorporated into any filings that we make with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC into this prospectus. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, after the date of this prospectus and before the date that the offering of the notes by means of this prospectus is terminated, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may supersede information in this prospectus and information previously filed with the SEC.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or 7.01 on any current report on Form 8-K, unless specifically stated otherwise), including all such documents we may file with the SEC, until the offering under this registration statement is terminated:

•	our annual report on Form 10-K for the fiscal year ended September 30, 2017, filed with the SEC on November 22, 2017;

•	our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2017, filed with the SEC on February 8, 2018;

•	our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the SEC on May 4, 2018; and

•	our current reports on Form 8-K filed on February 7, 2018 and April 23, 2018.

These reports contain important information about us, our financial condition and our results of operations. You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this prospectus or any supplement hereto or any information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of each document.

PRICING SUPPLEMENT

The pricing supplement for each offering of notes will contain the specific information and terms for that offering. The pricing supplement may also add, update or change information contained in this prospectus. It is important for you to consider the information contained in this prospectus and the applicable pricing supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference,” in making your investment decision.

USE OF PROCEEDS

We currently have no specific plan for the use of the net proceeds from the sales of the notes; however, we expect to use the net proceeds for four primary purposes:

•	for general corporate purposes, including capital expenditures, acquisition of property, working capital requirements and retirement of short-term debt;

•	the refunding of maturing long-term debt; and

•	the reimbursement of funds expended for any of those purposes.

Until the net proceeds from the sale of any notes have been used, we may invest such net proceeds temporarily in interest-bearing obligations.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for the twelve-month period ended each date is as follows:

Period Ended	Ratio (Times)
9/30/13	4.1
9/30/14	4.8
9/30/15	5.2
9/30/16	5.3
9/30/17	4.9

The ratio of earnings to fixed charges for the six-month period ended March 31, 2018 is 8.1. The business of Washington Gas is weather sensitive and seasonal. Accordingly, Washington Gas typically generates more net income in the first six months of the fiscal year than it does for the entire fiscal year. Refer to Exhibit 12.1 to the registration statement on Form S-3, of which this prospectus is a part, for further information on the ratio of earnings to fixed charges for the six months ended March 31, 2018.

For further information on the ratio of earnings to fixed charges, please see our most recent annual report on Form 10-K. Also, see “Where You Can Find More Information” and “Incorporation by Reference.”

DESCRIPTION OF THE NOTES

General

We will issue the notes under an indenture dated September 1, 1991, as supplemented on September 1, 1993, between The Bank of New York Mellon, as Trustee, and us. This prospectus briefly outlines some of the indenture provisions. Additional information on these provisions is available in the indenture and the supplemental indenture that we filed with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference” to learn how to locate the indenture and the supplemental indenture.

The indenture does not limit the amount of notes that we may issue. Each series of notes may have different terms. As of March 31, 2018, we had $1.046 billion in aggregate principal amount of medium-term notes outstanding under the indenture, including current maturities. For additional information on our outstanding debt, see our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Also, see “Where You Can Find More Information” and “Incorporation by Reference.”

The notes will be unsecured and will rank equally with all of our unsecured and non-subordinated indebtedness, unless the notes are themselves subordinated. As of the date of this prospectus, no secured bonds were outstanding under our Mortgage and Deed of Trust, dated January 1, 1933. The indenture provides that we will not issue any new bonds under our Mortgage and Deed of Trust without ensuring that all of our unsecured notes, including the notes, are secured equally with the debt secured by that Mortgage and Deed of Trust.

The notes will be denominated in U.S. dollars, and principal and interest are payable in U.S. dollars. We anticipate that the notes will be “book-entry,” represented by a permanent global note registered in the name of The Depository Trust Company (“DTC”) or its nominee. However, we reserve the right to issue notes in certificated form registered in the name of the noteholders.

In the discussion that follows, all references to paying principal on the notes mean at maturity, redemption or repurchase. Also, in discussing the time for notices and how the different interest rates are calculated, all times are Eastern times, unless otherwise noted.

The following terms may apply to each note as specified in the applicable pricing supplement and the note.

Optional Redemption

The notes will not be subject to any sinking fund. The notes may be redeemable at our option prior to the stated maturity only if a redemption commencement date is specified in the applicable note and pricing supplement. If so specified, the notes will be subject to redemption at our option on any date or dates on and after the applicable redemption commencement date, in whole or from time to time in part, in increments of $1,000 or such other minimum denomination specified in such pricing supplement (provided that any remaining principal amount thereof shall be at least $1,000 or such other denomination). The redemption price, to be calculated by us, may be determined as (1) the greater of (i) 100% of the principal of such notes; or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus a make-whole spread as specified in the applicable pricing supplement (the “Make-Whole Call Premium”); or (2) as otherwise specified in the applicable pricing supplement; plus in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest date to the registered holders as of the close of business on the relevant record date pursuant to the notes and the indenture. In connection with an optional redemption as described in this paragraph, the following terms have the meanings ascribed below:

“Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in Washington, D.C., or in New York, New York, are authorized or obligated by law or executive order to be closed.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by us.

“Reference Treasury Dealer” means each of three primary U.S. Government securities dealers selected by us at our discretion; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date applicable to the note, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Trustee” means The Bank of New York Mellon.

Notes may be redeemed in whole or in part in increments of $1,000, or such other denomination as shall be specified in a pricing supplement, upon no more than 60 and not less than 30 days’ prior notice to the note holder. If we do not redeem all the notes of a series or tranche at one time, the notes to be redeemed will be selected in accordance with the procedures of DTC or, if the notes are in certificated form, in such manner as the Trustee may deem appropriate. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Early Repayment

We may sell notes that give you the right to cause us to repurchase them prior to their stated maturity date, in whole or from time to time in part, as specified in the applicable note and pricing supplement. A registered holder’s exercise of the repayment option will be irrevocable. See “Book-Entry Notes—Method of Repayment” below for a thorough discussion.

Book-Entry Notes —Registration, Transfer and Payment of Interest and Principal

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, DTC, New York, New York, as depository, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the post-trade settlement among its direct participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust Clearing Corporation (“DTCC”). DTCC, in turn, is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as the “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except in the event that use of the book-entry system for the global notes is disconnected.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

In any case where a vote may be required with respect to the notes, none of DTC, Cede & Co. or any other DTC nominee will give consents for or vote the global notes, unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date, upon DTC’s receipt of funds and corresponding detail information from us on payable date in accordance with their respective holdings shown on DTC’s records. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursements of payments to the beneficial owners is the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

We obtained the information in this section and elsewhere in this prospectus concerning DTCC, DTC and DTC’s book-entry system from sources that we believe to be reliable, but neither we nor the Agents take responsibility for the accuracy of this information.

Book-Entry Notes—Method of Repayment

Participants, on behalf of the owners of beneficial interests in the global notes, may exercise any repayment option by delivering written notice to our paying agent at least 30, but no more than 60, days prior to the date of repayment. The paying agent must receive notice by 5:00 p.m. Eastern time on the last day for giving notice. Procedures for the owners of beneficial interests in global notes to notify their participants of their desire to have their note repaid will be governed by the customary practices of the participant. The written notice to the paying agent must state the principal amount to be repaid. It is irrevocable and a duly authorized officer of the participant (with signatures guaranteed) must sign it.

Certificated Notes—Not Transferable Into Book-Entry Form

If we elect to issue notes in certificated form, those certificated notes may not be exchanged into book-entry form.

Interest Rate

General

A glossary is provided at the end of this prospectus which defines the capitalized words used in the following discussion about the interest rates payable on the notes.

The interest rate on the notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the interest payment date or, the date of maturity, redemption or repurchase. Interest is generally payable to the person in whose name the note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity, redemption or repurchase, however, will be payable to the person to whom principal is payable.

The first interest payment on any note originally issued between a record date and interest payment date or on an interest payment date will be made on the interest payment date after the next record date. Interest payments, other than those payable at maturity, redemption or repurchase will be paid, at our option, by check or wire transfer.

Fixed Rate Notes

If we issue fixed rate notes, the pricing supplement will designate the fixed rate of interest payable on the note. Unless otherwise specified, interest will be paid March 15 and September 15, and upon maturity, redemption or repurchase. Unless otherwise specified, the record dates for such notes will be March 1 (for interest to be paid on March 15) and September 1 (for interest to be paid on September 15). Unless otherwise specified, interest payments will be the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid with respect to the notes, to, but excluding, each March 15 and September 15. Interest will be computed using a 360-day year of twelve 30-day months. Unless otherwise provided in the applicable pricing supplement, if any interest payment date, redemption date, or the maturity date of a fixed rate note falls on a day that is not a Business Day, any principal, premium, or interest payments will be made on the next succeeding Business Day, and no interest will accrue on the amount payable for the period from and after the interest payment date, redemption date, or the maturity date, as the case may be.

Floating Rate Notes

General

Each floating rate note we issue will have an interest rate formula. The formula may be based on:

•	the commercial paper rate;

•	the prime rate;

•	the federal funds effective rate;

•	EURIBOR;

•	LIBOR;

•	the Treasury rate; or

•	another interest rate index.

A pricing supplement will also indicate the Spread and/or Spread Multiplier, if any. In addition, any floating rate note may have a maximum or minimum interest rate limitation.

Upon request, the Calculation Agent will provide the current interest rate and, if different, the interest rate which will become effective on the next Interest Reset Date.

Date of Interest Rate Change

The interest rate on each floating rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually. The Interest Reset Date will be:

•	for notes which reset daily, each Business Day;

•	for notes (other than Treasury rate notes) which reset weekly, the Wednesday of each week;

•	for Treasury rate notes which reset weekly, the Tuesday of each week;

•	for notes which reset monthly, the third Wednesday of each month (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset quarterly, the third Wednesday of March, June, September and December (or as otherwise specified in the applicable pricing supplement);

•

for notes which reset semi-annually, the third Wednesday of the two months of each year indicated in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement); and

•	for notes which reset annually, the third Wednesday of the month of each year indicated in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement).

The initial interest rate, interest rate formula or manner in which interest will be determined on each note effective until the first Interest Reset Date will be shown in a pricing supplement. Thereafter, the interest rate will be the rate determined as of the next Interest Determination Date, as explained below. Each time a new interest rate is determined, it will become effective on the subsequent Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date will be postponed to the next Business Day. However, in the case of a LIBOR note or a EURIBOR note, if the next Business Day is in the next calendar month, the Interest Reset Date will be the immediately preceding Business Day.

When Interest Rate Is Determined

The Interest Determination Date for the Commercial Paper Rate, the Prime Rate and the Federal Funds Effective Rate (each as defined below) will be the Business Day immediately preceding each Interest Reset Date. The Interest Determination Date for LIBOR will be the second London Banking Day preceding each Interest Reset Date. The Interest Determination Date for EURIBOR will be the second TARGET business day preceding each Interest Payment Date.

The Interest Determination Date for Treasury rate notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills would normally be auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday. However, the auction may be held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next week.

When Principal and Interest Are Paid

Interest is paid as follows:

•

for notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset quarterly, on the third Wednesday of March, June, September and December (or as otherwise specified in the applicable pricing supplement);

•

for notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement);

•	for notes which reset annually, on the third Wednesday of the month of each year specified in the applicable pricing supplement (or as otherwise specified in the applicable pricing supplement); and

•	at maturity, redemption or repurchase.

If any interest payment date (other than an interest payment date occurring at maturity) is not a Business Day, then the interest payment date will be postponed to the next Business Day. However, in the case of a LIBOR note, if the next Business Day is in the next calendar month, the interest payment date will be the immediately preceding Business Day. If any date of maturity, redemption or repurchase falls on a day that is not a Business Day, payment of principal and interest will be made on the next Business Day and no additional interest will be paid. However, in the case of a LIBOR note or a EURIBOR note, if the next Business Day is in the next calendar month, the payment date will be the immediately preceding Business Day.

The record date will be 14 calendar days prior to each day interest is paid, whether or not such day is a Business Day unless otherwise indicated on the pricing supplement.

The interest payable will be the amount of interest accrued to, but excluding, the interest payment date or date of maturity, redemption or repurchase, as the case may be.

The accrued interest for any period is calculated by multiplying the principal amount of a note by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period to the date for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary, as described below) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360, unless the notes are Treasury rate notes, in which case it will be divided by the actual number of days in the year.

All percentages resulting from any calculation of floating rate notes will be rounded, if necessary, to the nearest one-hundred-thousandth of a percentage point, with five-one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Commercial Paper Rate Notes

Each commercial paper rate note will bear interest at the rate (calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any) specified on the commercial paper rate note and in a pricing supplement.

“Commercial Paper Rate” means, with respect to any Interest Determination Date for a commercial paper rate note, the Money Market Yield (calculated as described below) of the rate on such date for commercial paper having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “Commercial Paper—Nonfinancial.”

The following procedures will occur if the rate cannot be set as described above:

•

If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Commercial Paper—Nonfinancial.”

•

If that rate is not published in either H.15(519) or H.15 Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on that Calculation Date, then the Commercial Paper Rate for that Interest Determination Date will then be calculated by the Calculation Agent as the Money Market Yield of the arithmetic mean for the offered rates, as of 11:00 a.m. Eastern time on that date, of three leading dealers of U.S. dollar commercial paper in The City of New York selected and identified by us for commercial paper having the applicable Index Maturity placed for an industrial issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized rating agency.

•	If fewer than three dealers are quoting as mentioned, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Prime Rate Notes

Each prime rate note will bear interest at the rate (calculated with reference to the Prime Rate and the Spread and/or Spread Multiplier, if any) specified on the prime rate note and in a pricing supplement.

“Prime Rate” means, with respect to any Interest Determination Date for a prime rate note, the rate set forth on such date in H.15(519) under the caption “Bank Prime Loan.”

The following procedures will occur if the rate cannot be set as described above:

•

If that rate is not published in H.15(519) prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the rate on that Interest Determination Date as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•

If that rate is not published in H.15 Daily Update prior to 3:00 p.m. Eastern time on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appear on the Reuters Screen US PRIME 1 Page as its prime rate or base lending rate as in effect as of 11:00 a.m. Eastern time on that Interest Determination Date, so long as at least four rates appear on the page.

•

If fewer than four, but more than one, rates appear on the Reuters Screen US PRIME 1 Page by 3:00 p.m. Eastern time on the related Calculation Date, the Prime Rate will be the arithmetic mean of the prime rates or base lending rates (quoted on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on that Interest Determination Date by three major banks in The City of New York selected and identified by us.

•	If the banks are not quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Federal Funds Effective Rate Notes

Each federal funds effective rate note will bear interest at the rate (calculated with reference to the Federal Funds Effective Rate and the Spread and/or Spread Multiplier, if any) specified on the federal funds effective rate note and in a pricing supplement.

“Federal Funds Effective Rate” means, with respect to any Interest Determination Date for a federal funds effective rate note, the rate on that date for U.S. dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Reuters Page FEDFUNDS1.

The following procedures will occur if the rate cannot be set as described above:

•

If that rate is not published in H.15(519) or does not appear on Reuters Page FEDFUNDS1 prior to 3:00 p.m. Eastern time on the Calculation Date, then the Federal Funds Effective Rate will be the rate on that Interest Determination Date for U.S. dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•

If that rate is not published in H.15 Daily Update or another recognized electronic source by 3:00 p.m. Eastern time on that Calculation Date, then the Federal Funds Effective Rate for that Interest Determination Date will be calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by three leading brokers of U.S. dollar federal funds transactions in The City of New York selected and identified by us prior to 9:00 a.m. Eastern time on that Interest Determination Date.

•

If fewer than three brokers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

EURIBOR Notes

Each EURIBOR note will bear interest at a rate (calculated with reference to EURIBOR and the Spread and/or Spread Multiplier, if any) specified on the EURIBOR note and in a pricing supplement.

The Calculation Agent will determine EURIBOR as follows:

“EURIBOR” means:

(1) the rate for deposits in Euros as sponsored, calculated and published jointly by the European Banking Federation and ACI—The Financial Market Association, or any company established by the joint sponsors for purposes of compiling and publishing those rates, having the Index Maturity specified in the applicable pricing supplement commencing on the applicable Interest Reset Date, that appears on Reuters page EURIBOR01 or any other page as may replace that specified page on that service (“Reuters Page EURIBOR01”) as of 11:00 a.m., Brussels time, on the applicable Interest Determination Date;

(2) if the rate referred to in clause (1) does not appear on Reuters Page EURIBOR01, or is not so published by 11:00 a.m., Brussels time, on the applicable Interest Determination Date, the rate calculated by the Calculation Agent as the arithmetic mean of at least two quotations obtained by the Calculation Agent after requesting the principal Euro-zone (as defined below) offices of four major reference banks in the Euro-zone interbank market, which may include affiliates of the Agents, selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in Euros for the period of the Index Maturity designated in the applicable pricing supplement commencing on the applicable Interest Reset Date, to prime banks in the Euro-zone interbank market at approximately 11:00 a.m., Brussels time, on the applicable Interest Determination Date and in a principal amount not less than the equivalent of U.S. $1,000,000 in Euros that is representative for a single transaction in Euros in such market at such time;

(3) if fewer than two quotations referred to in clause (2) are so provided, the rate on the applicable Interest Determination Date will be calculated by the calculation agent and will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., Brussels time, on such Interest Determination Date by four major banks in the Euro-zone selected by the calculation agent after consultation with PFC for loans in Euros to leading European banks, having the Index Maturity designated in the applicable pricing supplement commencing on the applicable Interest Reset Date and in principal amount not less than the equivalent of U.S. $1,000,000 in Euros that is representative for a single transaction in Euros in such market at such time; or

(4) if the banks so selected by the Calculation Agent are not quoting as mentioned in clause (3), EURIBOR in effect on the applicable Interest Determination Date.

“Euro-zone” means the region comprised of member states of the European Union that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the treaty on the European Union.

LIBOR Notes

Each LIBOR note will bear interest at the rate (calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any) specified on the LIBOR note and in a pricing supplement.

The Calculation Agent will determine LIBOR as follows:

With respect to any Interest Determination Date for LIBOR notes, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the applicable pricing supplement beginning on the related Interest Reset Date that appears on the Reuters Page LIBOR01 as of 11:00 a.m. London time on that date.

In the case where fewer than two offered rates or no rate appears on the Reuters Page LIBOR01, LIBOR for that Interest Determination Date will be determined based on the rates at approximately 11:00 a.m. London time on that Interest Determination Date at which deposits of not less than $1,000,000 in U.S. dollars having the applicable Index Maturity are offered to prime banks in the London interbank market by four major reference banks in the London interbank market selected and identified by us for a single transaction in such market at such time (a Representative Amount).

•

The Calculation Agent will request the principal London office of each such bank to provide a quotation of its LIBOR rate. If at least two such quotations are provided, LIBOR for such date will be the average of such quotations.

•

If fewer than two offered quotations are provided, LIBOR will be the average of the rates quoted at approximately 11:00 a.m. Eastern time on that Interest Determination Date by three major banks in The City of New York selected and identified by us for loans of not less than $1,000,000 in U.S. dollars to leading European banks having the specified Index Maturity.

•

If fewer than three banks are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Treasury Rate Notes

Each Treasury rate note will bear interest at the rate (calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any) specified on the Treasury rate note and in a pricing supplement.

“Treasury Rate” means, with respect to any Interest Determination Date for Treasury rate notes, the rate from the auction of direct obligations of the United States (Treasury bills) having the Index Maturity specified in the applicable pricing supplement under the caption “Investment Rate” on the display on Reuters Page USAUCTION10 or USAUCTION11.

The following procedures will occur if the rate cannot be set as described above:

•

If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the rate for the applicable Treasury bills as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High.”

•

If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the Bond Equivalent Yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury.

•

If the results of the auction of Treasury bills are not so announced by the United States Department of the Treasury, or if no auction is held in a particular week, then the Treasury Rate will be the Bond Equivalent Yield of the rate on that Interest Determination Date of the applicable Treasury bills having the Index Maturity specified in the applicable pricing supplement as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•

If that rate is not so published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the rate on that Interest Determination Date of the applicable Treasury bills as published in H.15 Daily Update or such other recognized electronic source used for the purpose of displaying the applicable rate under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

•

If that rate is not published by 3:00 p.m. Eastern time on the applicable Calculation Date, then the Treasury Rate will be the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates as of approximately 3:30 p.m. Eastern time, on that Interest Determination Date, of three primary United States government securities dealers selected and identified by us for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

•

If fewer than three dealers are quoting as mentioned above, the rate of interest in effect for the applicable period will be the same as the rate of interest in effect for the prior interest reset period.

Events of Default

“Event of Default” with respect to a series of notes means any one of the following:

1. failure to pay any interest on any note of any such series within 60 days after the same becomes due and payable;

2. failure to pay the principal of or premium, if any, on any note of any such series within three Business Days after it becomes due and payable;

3. failure to perform or breach, of any of Washington Gas’ covenants or warranties in the notes, or in their indenture (other than a covenant or warranty relating solely to another series of notes) for 60 days after notice of failure, either from the Trustee or from holders of at least 33% of the principal amount outstanding of notes in such series;

4. certain events of bankruptcy, insolvency or reorganization of Washington Gas; and

5. any other event of default specified with respect to notes of such series.

An Event of Default for a particular series of notes does not necessarily constitute an Event of Default for any other series of notes issued under the indenture.

Remedies

If an Event of Default shall have occurred and be continuing, then either the Trustee or the holders of at least 33% in principal amount of the affected series may require us to repay the entire principal amount of that series immediately. If more than one series is affected, then either the Trustee or the holders of at least 33% in principal amount of all such series, considered as one class, and not the holders of any one series, may require us to repay the entire amount of all the affected series.

If an Event of Default shall have occurred and be continuing, the holders of a majority in principal amount of the affected series will have the right to direct the time, method and place of conducting proceedings for any remedy, or the exercising of any power, available to the Trustee. If more than one series is affected, the holders of a majority in aggregate principal amount of the outstanding notes of all such series, considered as one class, will have that right. No such direction may be in conflict with any rule of law or with the indenture, and must not involve the Trustee in personal liability in circumstances where indemnity, in the Trustee’s sole discretion, would not be adequate. The Trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the Trustee indemnity satisfactory to it. The Trustee may take any other action it deems proper that is not inconsistent with such direction.

The right of a holder to institute a proceeding is subject to certain conditions precedent, but each holder has an absolute right to receive payment of principal and premium, if any, and interest, if any, when due and to institute suit for the enforcement of any such payment.

The Trustee must, within 90 days after the occurrence of any default, give the affected note holders notice of any default known to it, unless the default is cured or waived. However, if the default is in the payment of principal, premium or interest, the Trustee may withhold such notice if the Trustee determines in good faith that doing so is in the holders’ interest. Furthermore, if the Event of Default is as specified in item 3 under “Events of Default,” no notice shall be given to holders until at least 75 days after the event occurs.

We will be required to furnish annually to the Trustee a statement as to our performance of certain obligations under the indenture and as to any default in such performance.

Covenants, Consolidation, Merger, etc.

We will keep the property that we use in our business in good working order and will improve it as necessary to conduct our business properly. Except as described in the next paragraph, we will also maintain our corporate existence, rights and franchises necessary to conduct our business properly.

We will neither consolidate with or merge into any other corporation, nor transfer or lease our property as an entirety to any other entity, unless the following conditions are met:

•

the successor corporation or acquiring entity expressly assumes, by supplemental indenture, the responsibility for punctual payment of the principal, premium and interest on all the indenture securities and the performance of all of our covenants under the indenture;

•	immediately after the transaction no Event of Default, and nothing that could become an Event of Default after notice and lapse of time, will have occurred and be continuing; and

•	we will have delivered to the Trustee an Officers’ certificate and a legal opinion as provided for in the indenture.

Modification of Indenture

We may, without the consent of any holders, at any time and from time to time, enter into one or more supplemental indentures with the Trustee for any of the following purposes:

•	to evidence succession and the assumption by the successor of our covenants in the indenture and the notes;

•	to add to the covenants for the benefit of the holders of all or any series of notes, or to surrender any right or power given us by the indenture;

•	to add any additional Events of Default with respect to all or any series of notes outstanding under the indenture;

•

to change or eliminate any provision of the indenture or to add any new provision to the indenture; provided that if such change, elimination or addition will materially and adversely affect the interests of the holders of notes of any series, such change, elimination or addition will become effective only when there are no notes of such series remaining outstanding under the indenture;

•	to provide collateral security for the notes issued under the indenture;

•	to establish the form or terms of any series of notes as permitted by the indenture;

•	to evidence and provide for the acceptance of appointment of an additional or successor trustee;

•	to provide for the procedures required to permit the use of a non-certificated system of registration for any series of notes;

•

to change any place where (1) the principal, premium, if any, and interest, if any, are payable, (2) notes may be surrendered for registration of transfer, (3) notes may be surrendered for exchange and (4) notices and demands on us may be served; provided, however, that any such place is located in New York, New York, Chicago, Illinois, Pittsburgh, Pennsylvania, Los Angeles, California or a city located in the United States of America which has a population of at least 1,000,000 inhabitants; or

•

to cure any ambiguity, defect or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture, provided such provisions shall not adversely affect the interests of the holders of notes of any series in any material respect.

Without limiting the foregoing, if the Trust Indenture Act of 1939, as amended, is amended after the date of the indenture to require changes to the indenture, we and the Trustee may, without the holders’ consent, enter into one or more supplemental indentures to effect or reflect the changes.

Except as described above, the consent of the holders of not less than a majority in principal amount of the notes of all series then outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner or eliminating any of the provisions of, the current indenture, pursuant to a new indenture or supplemental indenture. However, if less than all of the series outstanding under the indenture are directly affected by a supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the notes of all series so directly affected, considered as one class, will be required. Furthermore, if the notes of any series shall have been issued in more than one tranche and if the proposed supplemental indenture shall directly affect the rights of the holders of notes of one or more, but less than all, of such tranches, then the consent only of the holders of a majority in aggregate principal amount of the outstanding notes of all tranches so directly affected, considered as one class, shall be required.

In no case will we, without your consent, do any of the following:

•

change the stated maturity, any installment of principal, or the rate of interest on (or the amount of any installment of interest on) any note, or reduce its principal or redemption premium, or change the amount payable upon acceleration of a discount note or method of calculating its rate of interest, or otherwise modify certain terms of payment of its principal, interest or premium;

•

reduce the percentage in principal amount of the notes outstanding under such series required to consent to any supplemental indenture or waiver under the indenture or to reduce the requirements for quorum and voting; or

•	modify certain of the provisions in the indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture which has expressly been included solely for the benefit of one or more particular series, or which modifies the rights of the holders of securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights of any other note holders.

Defeasance

For purposes of the indenture, we are allowed to repay our debt of any series by depositing money or Government Obligations (as defined in the indenture) sufficient to pay, when due, the principal, premium and interest due on the notes.

Before we can defease any notes, we are obligated to obtain a legal opinion that the defeasance will be tax free to the holders of the notes.

Regarding the Indenture Trustee

The Bank of New York Mellon, our Trustee for the notes and under our Mortgage and Deed of Trust, dated January 1, 1933, extends credit to us and WGL Holdings, along with other banks, under revolving credit agreements. The Bank of New York Mellon is also the trustee under the 2.25% Notes due 2019, the Floating Rate Notes due 2019, the Floating Rate Notes due 2020 and the 4.60% Notes due 2044 of our parent company, WGL Holdings.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section is a general summary of the material United States federal income tax consequences of the acquisition and disposition of notes as of the date hereof. It has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure with regard to an investment in any particular note unless the pricing supplement applicable to your note expressly indicates that you may rely on the following disclosure. Except where noted, this section deals only with notes held as capital assets by initial purchasers, excluding those in special situations, such as dealers in securities, financial institutions, holders subject to section 451(b) of the Code (as defined below), individual retirement or other tax-deferred accounts, partnerships, tax-exempt organizations, insurance companies, persons who will hold notes as a hedge against currency risk, persons who will hold notes as part of a straddle with other investments or who have otherwise hedged the risk of ownership of the notes, or United States Holders (as defined below) whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon provisions of the Internal Revenue Code of 1986, as amended (the Code), and regulations, rulings and judicial decisions thereunder in effect as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

United States Holders

As used herein, a “United States Holder” of a note means a holder that is (1) a citizen or resident alien of the United States, (2) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions. If a partnership holds a note, the tax treatment of a partner generally will depend upon the status of a partner and upon the activities of the partnership. If you are a partner of a partnership holding a note, you should consult your own tax advisor.

Payments of Interest. Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder’s method of accounting for United States federal income tax purposes.

Original Issue Discount. A note will be treated as having been issued with “original issue discount” (“OID”) if the excess of its “stated redemption price at maturity” over its “issue price” (for these purposes the first price at which a substantial amount of the notes are sold to the public) equals or exceeds a de minimis amount (0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity). (Notes issued with OID shall be referred to below as OID notes.) For this purpose, “stated redemption price at maturity” means the sum of all payments under the notes other than “qualified stated interest” payments. In general, interest paid on your note will be “qualified stated interest” and, consequently, will not give rise to OID unless your note is a floating rate note and (1) the issue price of the note exceeds its principal amount by more than the lesser of (A) 15 percent of the principal amount and (B) 1.5 percent of the principal amount multiplied by the number of complete years to maturity, (2) the floating rate payable on your note (A) is the product of a fixed multiple and a variable rate and the fixed multiple is less than or equal to 0.65 or is more than 1.35 (an OID Multiple), or (B) is the product of a variable rate and such an OID Multiple, increased or decreased by a fixed rate or (3) your note is a floating rate note that is subject to a cap, floor or governor unless such device is fixed throughout the term of your note or is not reasonably expected as of the issue date to cause the yield of your note to be significantly less or more, as the case may be, than the expected yield determined without such device.

Any payments or portions of payments of stated interest that do not constitute qualified stated interest are treated as a part of the stated redemption price at maturity of the notes. Thus, notes may possess OID subject to the consequences described herein, even if the issue price of the notes equals (or exceeds) the principal amount of such notes. The applicable pricing supplement will state whether a particular issue of notes will constitute OID notes.

United States Holders are required to report OID as ordinary income and to include it in gross income in advance of the receipt of some or all of the related cash payments. For OID notes having a term in excess of one year, OID will be included in income currently as interest as it accrues over the life of the note under a formula based upon the compounding of interest at a rate that provides for a constant yield to maturity.

We are required to report to the Internal Revenue Service (“IRS”) the amount of OID accrued on OID notes held of record by persons other than corporations and other exempt holders; however, the amount reported by us may not equal the amount of OID required to be included in income by a holder that is not an initial purchaser of the notes or that does not purchase the notes at their issue price.

Market Discount. A note generally will be treated as purchased at a market discount (a market discount note) if the note’s stated redemption price at maturity or, in the case of an OID note, the note’s “revised issue price,” exceeds the amount for which the holder purchased the note by more than a de minimis amount (i.e., 0.25 percent of the note’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note’s maturity). For this purpose, the “revised issue price” of a note generally equals its issue price, increased by the amount of any OID that has accrued on the note and reduced by any payments other than qualified stated interest payments.

Any gain recognized on the receipt of principal on or the disposition of a market discount note will be treated as ordinary income to the extent of the accrued market discount on the note. Alternatively, a United States Holder may elect to include market discount in income currently over the life of the note. Such an election shall apply to all debt instruments with market discount acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies. This election may not be revoked without the consent of the IRS. A United States Holder that does not elect to include market discount in income currently will generally be required to defer deductions for interest on borrowings incurred to purchase or carry a market discount note that is in excess of the interest and OID on the note includible in the United States Holder’s income to the extent that this excess interest expense does not exceed the portion of the market discount allocable to the days on which the market discount note was held by the United States Holder. Market discount on a market discount note will accrue on a straight-line basis unless the United States Holder makes a special election to accrue the market discount under a constant-yield method. Such an election is irrevocable.

Election to Treat All Interest-Like Income as OID. Subject to certain limitations, United States Holders may elect to include all interest-like income that accrues on a note by using the constant yield method. For this purpose, interest-like income includes OID (including OID on short-term notes and de minimis OID), market discount (including de minimis market discount) and stated interest (as adjusted by any amortization of premium and acquisition premium, see “Amortization of Bond Premium” below). If the holder makes the foregoing election with respect to a note that has been purchased with “bond premium” (as opposed to merely an acquisition premium), this election is also treated as an election under the “bond premium” provisions, described below, and the electing holder will be required to amortize bond premium currently for all his other debt instruments with bond premium. This election is to be made in the taxable year in which the holder acquired the note and may not be revoked without the consent of the IRS. If the election to apply the constant yield method to all interest-like income on a note is made with respect to a market discount note, the electing United States Holder will be treated as having made the election discussed above under “Market Discount” to include market discount in income currently over the life of all debt instruments held or thereafter acquired by the United States Holder. United States Holders should consult their advisors concerning the suitability and consequences of this election.

Amortization of Bond Premium. A note may be considered to have been purchased with “bond premium” to the extent that the holder’s tax basis in the note immediately after purchase exceeds the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date. A United States Holder generally may elect to amortize the premium over the remaining term of the note on a constant yield method. If the note is a floating rate note that pays qualified stated interest, special rules apply for applying the constant yield principle to amortization of the bond premium. (If the note is a floating rate note that does not pay qualified stated interest, the stated interest on the note will be included in its stated redemption price at maturity under OID rules, and thus will not have bond premium, although it may be acquired with “acquisition premium” as described below.) The amount amortized in any year will be treated as a reduction of the holder’s interest income from the note. The amount amortized in any year reduces both the holder’s adjusted tax basis in the note and interest income from the note. Any excess bond premium allocable to an accrual period is deductible by the holder for that accrual period. The amount deductible, however, is limited by the amount of the holder’s prior income inclusions on the instrument, and any excess is carried forward to the next accrual period. In addition, in the case of instruments that have alternative payment schedules that are predicated on the unilateral exercise of an option by the issuer or the holder, the amount of bond premium that is amortizable in an accrual period is calculated by assuming that both the issuer and the holder will exercise or not exercise options in a manner that maximizes the holder’s yield. Thus, a holder may be required to amortize bond premium by reference to the stated maturity, even if it appears likely that the note will be called. Certain rules apply if such contingency occurs or fails to occur contrary to the assumption utilized.

Acquisition Premium. A note purchased for an amount that exceeds its adjusted issue price but not the sum of all amounts, other than qualified stated interest, payable on the note after the purchase date is acquired with “acquisition premium.” In that event, and assuming the United States Holder has not made an election to treat all interest-like income as OID as described above, the amount of

OID otherwise includable on the note will be reduced over the term of the note through amortization of the acquisition premium. Alternatively, a United States Holder may elect to compute OID accruals by using the holder’s purchase price, rather than the issue price, using the constant yield method for accruing the discount. Such an election may not be revoked unless approved by the IRS.

Sale, Exchange and Retirement of Notes. Upon the sale, exchange or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement (excluding amounts attributable to accrued but unpaid interest) and the adjusted tax basis of the note. A United States Holder’s tax basis in a note will, in general, equal the United States Holder’s cost for the note, increased by any OID or market discount included in income and reduced by any amortized premium and any payments previously received on the note other than qualified stated interest payments. Except to the extent of any accrued market discount, such gain or loss will be capital gain or loss and will be long-term capital gain or loss for notes held for more than one year at the time of disposition. Long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. A United States Holder’s ability to offset capital losses against ordinary income is limited.

Medicare Tax. Certain United States Holders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which generally will include interest and gain on sale in respect of the notes, subject to certain exceptions. Each United States Holder is urged to consult its tax advisors regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Non-United States Holders

For purposes of the following discussion, a “Non-United States Holder” of a note means a holder of a note that is neither a United States Holder nor a partnership or other entity taxable as a partnership.

Interest on the Notes. Except as discussed below, Non-United States Holders will generally not be subject to United States federal income taxes, including withholding taxes, on the interest income (including any OID) on any note provided that (1) the interest income is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States, or attributable to a permanent establishment maintained by the Non-United States Holder in the United States (under an applicable treaty), (2) the Non-United States Holder is not a controlled foreign corporation related to our company through stock ownership, (3) the Non-United States Holder does not own (actually or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder, (4) the Non-United States Holder is not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code, and (5) either the Non-United States Holder provides a properly executed IRS Form W-8 BEN or IRS Form W-8BEN-E (as applicable or substitute form) to the Issuer or its withholding agent signed under penalties of perjury that it is not a U.S. person.

Except as discussed below, a Non-United States Holder that is not exempt from tax under these rules generally will be subject to United States federal income tax withholding at a rate of 30% unless (1) the interest is effectively connected with the conduct of a United States trade or business, in which case the interest will be subject to United States federal income tax on a net income basis under rules generally similar to those for United States Holders (unless an applicable tax treaty provides otherwise) or (2) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. In the case of a Non-United States Holder that is a corporation and that receives interest that is effectively connected with the conduct of a United States trade or business, or attributable to a permanent establishment maintained by the Non-United States Holder in the United States (under an applicable treaty), such income may also be subject to a branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a United States trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of a country with which the United States has an income tax treaty.

To claim the benefit of a tax treaty or to claim exemption from withholding because interest received is effectively connected with a United States trade or business, the Non-United States Holder generally must provide a properly executed IRS Form W-8BEN or IRS W-8BEN-E (as applicable or substitute form) or Form W-8 ECI, respectively, prior to payment of interest. These forms must be periodically updated. Also, a Non-United States Holder who is claiming the benefits of a treaty may be required to obtain a United States taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Disposition of the Notes. Except as described below, a Non-United States Holder will not be subject to United States federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless (1) the gain is effectively connected with the conduct of a United States trade or business by the Non-United States Holder, or attributable to a permanent establishment maintained by the Non-United States Holder in the United States (unless an applicable income tax treaty provides otherwise), (2) in the case of an individual, such holder is present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met or (3) the gain represents accrued interest or OID, in which case the rules for interest would apply.

Backup Withholding

In general, payments of principal, interest (including OID) on the notes held by certain non-corporate United States Holders and the proceeds of a disposition of such notes may be subject to United States information reporting requirements. Such payments also may be subject to United States backup withholding tax if the United States Holder fails to certify a correct taxpayer identification number, or fails to certify exempt status (if applicable), or fails to report dividend and interest income in full, or fails to certify that such holder is not subject to backup withholding. An individual’s taxpayer identification number is his or her social security number. Currently, the backup withholding tax rate is 24%. The backup withholding tax is not an additional tax and may be credited against a holder’s regular United States federal income tax liability or refunded by the IRS where applicable, provided the required information is timely furnished to the IRS. Non-United States Holders generally are exempt from backup withholding if they have certified or properly documented their foreign status.

Foreign Account Tax Compliance Act.

The Foreign Account Tax Compliance Act imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest, dividends, other fixed or determinable annual or periodical gain, profits, and income, and, beginning January 1, 2019, on the gross proceeds from a disposition of (including principal payment with respect to) property of a type which can produce U.S. source interest or dividends if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on such payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules. Holders are urged to consult their own tax advisors regarding the possible implications of this legislation on their purchase, ownership and disposition of our notes.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. You should consult your own tax advisors with respect to the tax consequences of the acquisition and disposition of the notes, including the tax consequences under state, local, and foreign laws and the possible effects of changes in United States or other tax laws.

PLAN OF DISTRIBUTION

We are offering the notes on a continuous basis. We expect to enter into a distribution agreement with the Agents to act as our agents in the solicitation of offers to purchase the notes. We may also agree with the Agents that the Agents will use reasonable best efforts to solicit purchases of the notes on our behalf. Initial purchasers may propose certain terms of the notes, but we will have the sole right to accept offers to purchase notes and may reject proposed purchases in whole or in part. Each Agent will also have the right, in its discretion reasonably exercised and without notice to us, to reject any proposed purchase of notes in whole or in part. Unless otherwise indicated in the applicable pricing supplement, we will pay each Agent a commission ranging from 0.150% and 0.750% of the principal amount of notes sold through such Agent, depending upon stated maturity or the effective maturity as dictated by combinations of options or other provisions found in the pricing supplement. Commissions on notes with a stated maturity or effective maturity greater than 30 years will be negotiated at the time of sale.

We may sell notes directly to investors on our own behalf. In these cases, no commission or discount will be paid or allowed. In addition, we may accept (but not solicit) offers from additional agents for the sale of particular notes; provided that any such sale of notes shall be on terms substantially similar (including the same commission schedule) as agreed to by the Agents. Such additional agents will be named in the applicable pricing supplement.

We may also sell notes to an Agent as principal. Unless otherwise specified in an applicable pricing supplement, any note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof, less a percentage equal to the commission applicable to an agency trade of identical stated maturity. Notes may be resold by an Agent to investors or other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined by such Agent at the time of sale, or may be sold to certain dealers as described below. After the initial public offering of notes to be resold to investors or other purchasers, the public offering price (in the case of notes to be resold at a fixed offering price), the concession and discount may be changed. In addition, any Agent may sell notes to any dealer at a discount and, unless otherwise specified in an applicable pricing supplement, such discount allowed to any dealer will not be in excess of the discount to be received by such Agent from us.

No note will have an established trading market when issued. We do not intend to apply for listing of the notes on any securities exchange or automated dealer quotation system. The Agents may make a market in the notes, but the Agents are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of a secondary market for any notes, or that the notes will be sold.

Each Agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act. We expect to agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each Agent may be required to make in respect thereof.

Some or all of the Agents and certain of their affiliates have engaged and may in the future engage in transactions with and perform services for us and our affiliates in the ordinary course of business for which they have received and may in the future receive fee and expenses. Affiliates of certain of the Agents are lenders under our credit facilities.

LEGAL MATTERS

Unless otherwise indicated in the applicable pricing supplement, certain legal matters in connection with the legality of the notes offered hereby will be passed upon for us by Leslie T. Thornton, Esq., our Senior Vice President, General Counsel and Corporate Secretary. The legality of any notes will be passed upon for the Agents, underwriters or dealers by Hunton Andrews Kurth LLP, New York, New York.

EXPERTS

The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Washington Gas Light Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

GLOSSARY

Set forth below are definitions of some of the terms used in this prospectus.

“BOND EQUIVALENT YIELD” is the yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D × N	× 100
360–(D × M)

where “D” refers to the per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal; “N” refers to 365 or 366, as the case may be; and “M” refers to the actual number of days in the period for which interest is being calculated.

“CALCULATION AGENT” means The Bank of New York Mellon, or its successor appointed by us, acting to perform the duties related to interest rate calculation and resets for floating rate notes.

“CALCULATION DATE” means the date by which the Calculation Agent calculates an interest rate for a floating rate note, which will be the earlier of:

•	the tenth calendar day after the related Interest Determination Date or, if such day is not a Business Day, the next Business Day; or

•	the Business Day immediately preceding the applicable interest payment date or the maturity date, as the case may be.

With respect to LIBOR, however, the Calculation Date will be the Interest Determination Date for LIBOR notes.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 DAILY UPDATE” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

“INDEX MATURITY” means, with respect to a floating rate note, the period to maturity of the note on which the interest rate formula is based, as indicated in the applicable pricing supplement.

“INTEREST DETERMINATION DATE” means the date as of which the interest rate for a floating rate note is to be determined, to be effective as of the following Interest Reset Date and calculated by the related Calculation Date (except in the case of LIBOR which is calculated on the related Interest Determination Date).

“INTEREST RESET DATE” means the date on which a floating rate note will begin to bear interest at the variable interest rate determined on any Interest Determination Date. The Interest Reset Dates will be indicated in the applicable pricing supplement and in the note.

“MONEY MARKET YIELD” is the yield (expressed as a percentage rounded upwards to the nearest one-hundred-thousandth of a percentage point) calculated in accordance with the following formula:

Money Market Yield =	D × 360	× 100
360–(D × M)

where “D” refers to the per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and “M” refers to the actual number of days in the period for which interest is being calculated.

“REUTERS PAGE FEDFUNDS1” means the display designated as “FEDFUNDS1” on Reuters 3000 Xtra (or such other page as may replace “FEDFUNDS1” on such service) or such other service displaying the Federal Funds Effective Rate, as may replace Reuters 3000 Xtra.

“REUTERS PAGE LIBOR01” means the display designated as “LIBOR01” on Reuters 3000 Xtra (or such other page as may replace “LIBOR01” on such service) or such other service displaying the London Inter-Bank offered rates of major banks, as may replace Reuters 3000 Xtra.

“REUTERS PAGE USAUCTION10 or USAUCTION11” means the display designated as “USAUCTION10” or “USAUCTION11” on Reuters 3000 Xtra (or such other page as may replace “USAUCTION10” or “USAUCTION11” on such service) or such other service displaying the Treasury bill rates, as may replace Reuters 3000 Xtra.

“REUTERS SCREEN US PRIME 1 PAGE” means the display designated as page US PRIME 1 on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service or any successor service).

“SPREAD” means the number of basis points specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

“SPREAD MULTIPLIER” means the percentage specified in the applicable pricing supplement as being applicable to the interest rate for a floating rate note.

$725,000,000

Medium-Term Notes, Series L

PROSPECTUS

May 10, 2018